Exhibit 99

Nutech Digital Reports 30% Gains in DVD Sales for February

Growing Sales of DVD's help accelerate the development of Digital Rights Management Platform

VAN NUYS, Calif.--(BUSINESS WIRE)--March 2, 2004-- NuTech Digital, Inc. (OTCBB:
NTDL), committed to setting the next generation standard for the provision of secured high resolution entertainment content over the Internet, today announced record revenues for the month of February of $249,856, a 30% increase over the same period in 2003 which reflected revenues of $192,090. The Company has now generated $573,672 in revenue for the first two months of its fiscal year, a 30% increase versus the year earlier period. The increase in revenue was driven by strong growth in the Company's DVD sales.

"We believe the success of our DVD distribution business allows us to generate current revenue which will fund the aggressive launch of our Digital Rights Management platform," said Lee Kasper, president and CEO at NuTech. "Despite February being one of our seasonally slower months, we reported our second consecutive month of sales gains when compared to the previous year. The combination of exciting new titles and enhanced distribution should lead to further sales growth throughout the year."

About NuTech Digital

NuTech Digital is a pioneer in the home entertainment product market, offering original and licensed content via a worldwide network of distributors, retailers and Internet entities. The Company enjoys significant competitive advantage with the recent announcement of its proprietary DRM technology, which enables the secure distribution of high-resolution digital content via the Internet. NuTech's DRM platform allows its feature films, concerts, children's animated films, video games, karaoke software, Japanese animation and late night programming to be accessed via secure downloads, rented through pre-delivered DVDs, and included in online subscription services. The Company also facilitates authoring services to content providers in the entertainment industry.

Cautionary Statement

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that if they never materialize or prove incorrect, could cause NuTech Digital, Inc.'s results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those detailed from time to time in NuTech Digital, Inc.'s reports filed with the Securities and Exchange Commission.


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Contact:
     NuTech Digital, Inc.
     Joe Giarmo, 818-994-3831, ext. 18
     joe@nutechdvd.com